Exhibit K

***	Certain portions of this Exhibit have been omitted based upon a request for confidential treatment. The omitted portions have been filed separately with the SEC.
Forward Sales Plan (Rule 10b5-1)
Addendum
December 31, 2010
New-Wave Investment Holding Company Limited
Attn: Charles Guowei Chao, Chief Executive Officer
20/F Ideal International Plaza
No. 58 Northwest 4th Ring Road
Haidian District, Beijing, People’s Republic of China
This letter agreement serves as an addendum (this “Addendum”) to the Forward Sales Documents (as described below), including the Transaction Acknowledgement and Preliminary Agreement dated December 31, 2010 (the “Transaction Acknowledgment”) and the Confirmation dated December 31, 2010 (the “Confirmation”), each between Bank of America, N.A. (“Party A”) and New-Wave Investment Holding Company Limited (“Party B”). This Addendum sets forth certain of the terms and conditions of the STARS variable share prepaid forward transaction (the “Transaction”) that Party B has agreed to enter into with Party A. This Addendum is made a part of, shall supplement, and is subject to the Transaction Acknowledgment, the Confirmation, the Supplemental Confirmation (as defined below), and the Agreement (as referred to in the Confirmation) (collectively, the “Forward Sales Documents”). Unless otherwise specified herein, capitalized terms used but not defined herein shall have the meanings set forth in the Confirmation.
Establishment of Forward Sales Plan.
The Forward Sales Documents are being entered into between Party A and Party B for the purpose of establishing a sales “contract, instruction, or plan” for the Transaction (the “Forward Sales Plan”) that complies with the requirements of Rule 10b5-1(c)(1) under the Exchange Act. In furtherance thereof, Party A has established an execution plan under the Transaction Acknowledgment, as supplemented hereby, for its initial hedge of the price and market risk under the Transaction (the “Initial Hedge”). Party A and Party B agree that the Forward Sales Documents shall constitute a binding contract or instruction satisfying the requirements of Rule 10b5-1(c) under the Exchange Act.
Execution Plan.
The following execution plan of the Forward Sales Plan supplements and forms part of, and is subject to, the additional provisions of the Forward Sale Plan under other Forward Sales Documents. At any time and from time to time during the Plan Effective Period (as defined in the Transaction Acknowledgment), Party A (or an affiliate of Party A) shall establish the Initial Hedge, with respect to a number of Shares equal to or less than the Maximum Number of Shares (as defined in the Transaction Acknowledgement), in accordance with the Transaction Acknowledgement and the following conditions:
     (a) Party A shall not sell any Shares in respect of the Transaction at a price below USD [***] per Share, as adjusted by the Calculation Agent in a manner consistent with Calculation Agent Adjustment (the “Minimum Sale Price”).
     (b) If the price per Share on the Exchange is less than the Minimum Sale Price, Party A shall suspend sales in connection with establishing the Initial Hedge for the Transaction until such price is equal to or greater than the Minimum Sale Price.
     (c) If the closing price per Share on the Exchange is less than USD [***] for three consecutive Trading Days, then the Trading Day immediately following such third Trading Day shall be the Trade Date for the Transaction and Party A shall determine the Supplemental Terms (as defined below) for the Transaction based on the Initial Hedge for the Transaction prior to and including the Trade Date for the Transaction. For the avoidance of doubt, the provisions of this paragraph shall not apply to the Transaction if no Shares are sold in respect of the Transaction.

Except as provided in the Forward Sales Plan, how, when or whether Party A or any of its affiliates effects any sale of Shares in the Initial Hedge, and the price at which Party A or such affiliate effects any such sale, shall be in Party A’s sole discretion. To the extent Party A executes any sale in compliance with this Forward Sales Plan, Party B agrees that Party A shall have no responsibility to Party B of any kind with respect to the price at which Party A effects such sale.
The Initial Hedge shall be established without any consultation with Party B, and Party A is authorized to commence the Initial Hedge on the Commencement Date, to the extent that all of Party B’s conditions precedent to the Initial Hedge have been satisfied, as determined by Party A. Without limiting the generality of the foregoing, from the date of the Confirmation to the Prepayment Date, Party B agrees that Party B and its affiliates, employees, agents and representatives shall not communicate with Party A or any of Party A’s affiliates, employees, agents or representatives in any way regarding the Issuer, the Shares, the Transaction or Party A’s hedging activities relating thereto, other than as set forth in clause (a)(iii) of the section below entitled “Additional Covenants of Party B”. The parties further agree that subsequent to the Commencement Date, Party B may not exercise any influence over how, when or whether Party A effects sales or purchases in connection with Party A’s Initial Hedge.
Supplemental Confirmation, Reliance, and Binding Agreement.
With respect to the General Terms of the Confirmation, upon the completion of the Initial Hedge, Party A shall determine in accordance with the Transaction Acknowledgement: (i) the Trade Date; (ii) the Number of Shares and each Component thereof; (iii) the Forward Floor Price; (iv) the Forward Cap Price; (v) the Valuation Date for each Component thereof; and (vi) the Prepayment Amount (collectively, the “Supplemental Terms”), in each case based on the Initial Hedge executed in accordance with the Forward Sales Plan. Party A shall deliver the Supplemental Confirmation (the “Supplemental Confirmation”) to Party B within three Business Days following the Trade Date. The Supplemental Confirmation shall be substantially in the form of Annex A hereto.
Party B acknowledges that the Initial Hedge shall be executed in reliance on each of the Forward Sales Documents. Furthermore, as a condition to the execution of the Initial Hedge by Party A, Party B hereby accepts and agrees to be bound by the contractual terms and conditions as set forth in the Supplemental Confirmation. Upon receipt of the Supplemental Confirmation, Party B shall promptly execute and return the Supplemental Confirmation to Party A; provided that Party B’s failure to so execute and return the Supplemental Confirmation shall not affect the binding nature of the Supplemental Confirmation, and the terms set forth in the Supplemental Confirmation shall be binding on Party B to the same extent, and with the same force and effect, as if Party B had executed a written version of the Supplemental Confirmation. At least one (1) Business Day prior to the delivery of the Supplemental Confirmation, Party A shall transmit via email to Party B a complete list of the proposed terms to be included in the Supplemental Confirmation. To the extent that Party B identifies any errors in the proposed terms of the Supplemental Confirmation prior to the delivery of the Supplemental Confirmation, then, at the request of Party B (such request shall be directed to [***] at [***], Party A shall promptly correct such errors (to the extent such errors are verified by Party A) prior to delivering the Supplemental Confirmation to Party B.
Each of Party B and Party A agrees and acknowledges that (i) the Transaction will be entered into in reliance on the fact that the Confirmation and the Supplemental Confirmation form a single agreement between Party B and Party A, and Party A would not otherwise enter into the Transaction, (ii) the Confirmation, as supplemented by the Supplemental Confirmation, is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); (iii) the Supplemental Confirmation, regardless of whether the Supplemental Confirmation is transmitted electronically or otherwise, constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (iv) the Confirmation constitutes a prior “written contract”, as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by the Confirmation, as supplemented by the Supplemental Confirmation.
Party B and Party A further agree and acknowledge that the Forward Sales Documents, as supplemented by the Supplemental Confirmation, constitute a contract “for the sale or purchase of a security”, as set forth in Section 8-113 of the Uniform Commercial Code of New York.

***	Certain portions of this Exhibit have been omitted based upon a request for confidential treatment. The omitted portions have been filed separately with the SEC.

Relationship of Forward Sales Documents.
In case of any inconsistency between the provisions of the Addendum and any of the other Forward Sales Documents, this Addendum shall prevail for the purpose of the Transaction. In case of any inconsistency between the provisions of the Transaction Acknowledgment and any other any of the other Forward Sales Documents, the other Forward Sales Documents shall prevail for the purpose of the Transaction. The Transaction Acknowledgment shall supplement, form a part of, and be subject to, the Agreement, and, in the manner set forth in the Confirmation, this Addendum, the Confirmation, and Supplemental Confirmation, shall supplement, form a part of, and be subject to, the Agreement.
Notwithstanding any provision in any Forward Sales Document, on and after the Prepayment Date, the Confirmation, the Supplemental Confirmation, the Agreement, and the Pledge Agreement shall supersede the Transaction Acknowledgment and any Rule 10b-10 confirmation referred to in the Transaction Acknowledgment in their entirety. For the avoidance of doubt, none of the Confirmation, the Supplemental Confirmation, the Agreement or the Pledge Agreement shall supersede this Addendum, or any other document or agreement between the parties (other than the Transaction Acknowledgment), including without limitation any documents and/or client questionnaires signed by Party B in connection with opening a new account or updating an existing account at Party A, MLPF&S or any of their affiliates, or any existing confirmation or pledge agreement relating to separate transactions.
Additional Representation by Party B.
(a) Party B represents and warrants to and for the benefit of Party A (and its affiliates) the following (as of each day from the date hereof until the Prepayment Date):
(i) Neither Party B nor its affiliates or any other person acting on its behalf has any influence over how, when or whether to effect sales of the Shares pursuant to the Forward Sales Plan.
(ii) Party B has not entered into or altered any hedging transaction(s) or position relating to the Shares corresponding to or offsetting the Transaction.
(b) As of the date hereof, Party B is not on the date hereof in possession of material, non-public information concerning the business, operations or prospects of the Issuer. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold securities of the Issuer. Party B is entering into the Forward Sales Documents and the Transaction hereunder in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable securities laws. This representation shall not be required to be re-made in connection with Section 2(b)(i) of the Confirmation.
(c) Party B is acting for its own account, and it has made its own independent decision to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. Party B is not relying on any communication (written or oral) of Party A or any of its affiliates with respect to the legal, accounting, tax or other implications of the Forward Sales Documents; it being understood that information and explanations related to the terms and conditions of the Forward Sales Documents shall not be considered investment advice or a recommendation to enter into the Forward Sales Documents. Party B further acknowledges and confirms that it has taken independent tax advice with respect to the Transaction.
Additional Covenants of Party B.
(a) Party B agrees with Party A as follows (as of each day from the date hereof until the Prepayment Date):
(i) Party B shall not enter into or alter any corresponding or hedging transaction or position with respect to any securities of the same class as those covered by this Forward Sales Plan and shall not alter or deviate (whether by changing the amount, price or timing of the sale) from the terms of this Forward Sales Plan, except as contemplated in the “Waivers and Amendments” section below.

(ii) Subject to clause (iii) below, Party B shall not, directly or indirectly, communicate any information relating to the Shares or the Issuer to any employee of Party A or its affiliates who is involved, directly or indirectly, in executing this Forward Sales Plan at any time while this Forward Sales Plan is in effect.
(iii) Party B agrees to notify Party A as soon as practicable if at any time during the Plan Effective Period Party B becomes aware of any legal, contractual or regulatory restrictions that is applicable to Party B or Party B’s affiliates that would prohibit sales, pledges or transfers of Shares by Party B (other than any such restriction relating to Party B’s possession or alleged possession of material nonpublic information relating to the Issuer or its securities). Such notice shall be directed to [***] at [***] and shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restrictions or its applicability to Party B. Furthermore, Party B may notify Party A after the Trade Date to correct errors in the email summary of the proposed Supplemental Terms to the extent permitted under the second paragraph of the section titled “Supplemental Confirmation, Reliance, and Binding Agreement”. In any event, Party B shall not communicate any material nonpublic information relating to the Issuer or its securities to Party A or any of Party A’s affiliates.
(iv) Party B shall not have, shall not exercise, and shall cause its affiliates or any other person acting on its behalf not to exercise, any influence over how, when or whether to effect sales of the Shares pursuant to the Forward Sales Plan.
(b) Party B further agrees that the Form 144 filing required under Section 3(a)(x) of the Confirmation shall include all information and disclosures reasonably determined by Party B to be required or necessary (including any requirements set forth in the applicable Securities and Exchange Commission’s Staff Interpretations) regarding the fact that any sales contemplated by the Transaction is being made pursuant to a previously adopted plan that is intended to comply with Rule 10b5-1(c) of the Exchange Act.
Waivers and Amendments.
Notwithstanding anything to the contrary in any of the Forward Sales Documents, any amendment or waiver of any provision of the Forward Sales Plan must be effected in accordance with the requirements for the amendment of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Any such amendment or waiver shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act or other applicable securities laws.
Miscellaneous Provisions.
GOVERNING LAW. THIS ADDENDUM SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CHOICE OF LAW RULES THEREOF EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
The headings and captions in the Addendum may not be construed in interpreting provisions, and this Addendum may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same document.
Party A and Party B hereby ratify and confirm (i) all provisions and terms of the Forward Sales Documents as supplemented and modified by this Addendum, and (ii) that all the liens granted, conveyed, or assigned to Party A under the Forward Sales Documents are not released, reduced, or otherwise adversely affected by this Addendum and continue to secure full payment and performance of the obligations of Party B under the Forward Sales Documents, as supplemented and modified hereby. For the avoidance of doubt, Party A and Party B agree that the representations and covenants set forth herein are in addition to, and do not limit or impair, the representations and covenants set forth in the Forward Sales Documents.
Please indicate your understanding of and agreement with this Addendum by signing below, and returning this Addendum to Party A by fax at 704-208-2869 and by returning originals to Party A at:
Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated,
as agent or arranger (as provided herein)
Bank of America Tower at One Bryant Park

***	Certain portions of this Exhibit have been omitted based upon a request for confidential treatment. The omitted portions have been filed separately with the SEC.

New York, NY 10036
Attention: Legal Department
[Signature page follows.]

Agreed to and accepted on the date first written by:
NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED
/s/ Charles Guowei Chao

Charles Guowei Chao
Chief Executive Officer
BANK OF AMERICA, N.A.
/s/ Brian D. Gray

Brian D. Gray
Authorized Signatory

ANNEX A
Form of Supplemental Confirmation
SUPPLEMENTAL CONFIRMATION
Date:                     , 2011
New-Wave Investment Holding Company Limited (“Party B”)
Attn: Charles Guowei Chao, Chief Executive Officer
20/F Ideal International Plaza
No. 58 Northwest 4th Ring Road
Haidian District, Beijing, People’s Republic of China
Facsimile Number: [                                        ]
From: Bank of America, N.A. (“Party A”)
Facsimile Number: 212-230-8325
     The purpose of this communication (this “Supplemental Confirmation”) is to set forth the terms and conditions of the Transaction specified below between you and us. This Supplemental Confirmation supplements, forms a part of, and is subject to the letter agreement dated as of December 31, 2010 (the “Confirmation”) between you and us.
     1. The definitions and provisions contained in the Equity Definitions, the 2000 Definitions and in the Confirmation are incorporated into this Supplemental Confirmation. In the event of any inconsistency between any of those definitions and provisions and this Supplemental Confirmation, this Supplemental Confirmation will govern.
     2. All provisions contained in the Agreement (as modified and as defined in the Confirmation) shall govern this Supplemental Confirmation except as expressly modified below.
     3. The parties intend that the Confirmation, as supplemented by this Supplemental Confirmation, constitutes a “Final Agreement” as described in the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan. L. Beller to Michael Hyatte of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated December 20, 1999.
     4. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Reference Number: NY -	____________

Trade Date:	____________

Number of Shares:	____________

	Component [***]	Number of Shares

Forward Floor Price:	USD ____________

Forward Cap Price:	USD ____________

Valuation Date:

***	Certain portions of this Exhibit have been omitted based upon a request for confidential treatment. The omitted portions have been filed separately with the SEC.

	Component: [***]	Valuation Date:

Prepayment Amount:	USD ____________

Dividend Period End Dates:	____________

Initial Stock Loan Rate:	____________
[Signature page follows.]

***	Certain portions of this Exhibit have been omitted based upon a request for confidential treatment. The omitted portions have been filed separately with the SEC.

Yours sincerely, BANK OF AMERICA, N.A.
By:
	Name:	Brian D. Gray
	Title:	Authorized Signatory

[Confirmed as of the date first above written:] [or] [Receipt confirmed:] NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED
By:
	Name:	Charles Guowei Chao
	Title:	Chief Executive Officer

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